Exhibit 10.1

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 30, 2022 by and among DJCAAC LLC, a Delaware limited liability company (“Sponsor”), Agrico Acquisition Corp., a Cayman Islands exempted company (“Purchaser”), Kalera AS, a Norwegian private limited liability company (together with its successors, the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Purchaser Class B Ordinary Shares and the number of Purchaser Warrants set forth across from Sponsor’s name on Schedule I attached hereto (all such shares and any additional shares of Purchaser of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the Termination Date being referred to herein as the “Covered Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Purchaser, Holdco, the Merger Subs and the Company have entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, following completion of the Mergers, the Company will become a wholly owned subsidiary of Holdco, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Purchaser and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the First Closing and (b) the liquidation of Purchaser, Sponsor shall not (i) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Covered Securities owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Securities owned by Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i) to (iii), “Transfer”).

Section 1.2 New Shares. In the event that (a) any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of Purchaser after the date of this Sponsor Agreement, such Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser shall constitute “Covered Securities” and shall be subject to the terms of this Sponsor Agreement.

Section 1.3 Sponsor Agreements.

(a) During the period commencing on the date hereof and ending on the Termination Date, at any duly called meeting of the shareholders of Purchaser or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Purchaser is sought, in each case, in connection with and as contemplated by the Business Combination Agreement, Sponsor shall (x) appear at each such meeting or otherwise cause all of its Purchaser Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted or execute and return an action by written consent) all of its Covered Securities:

(i) in favor of the transactions contemplated by the Business Combination Agreement (the “Transactions”);

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Purchaser; and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Purchaser, Holdco or the Merger Subs under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VII of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Purchaser.

Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) During the period commencing on the date hereof and ending on the Termination Date, Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter, including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Purchaser Ordinary Shares owned by Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

(c) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closings and the termination of the Business Combination Agreement in accordance with its terms, Sponsor shall not modify or amend any Contract between or among Sponsor, anyone related by blood, marriage or adoption to Sponsor or any Affiliate of Sponsor (other than Purchaser or any of its Subsidiaries), on the one hand, and Purchaser or any of Purchaser’s Subsidiaries, on the other hand.

Section 1.4 Further Assurances. Sponsor shall exercise commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other Transactions.

Section 1.5 No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor is not party to, and prior to the Termination Date shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

Section 1.6 Lock-Up.

(a) Subject to Section 1.6(b), Sponsor hereby agrees that Sponsor shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 1.7(a), Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Company’s or Purchaser’s current or former officers or directors, (B) any affiliates or family members of the Company’s or Purchaser’s current or former officers or directors, or (C) any members or partners of the Company, Purchaser, Sponsor, Maxim Group LLC, or their respective affiliates, any affiliates of the Company, Purchaser, Sponsor, or Maxim Group LLC or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which such Lock-up Shares were originally purchased; (vi) by virtue of applicable law or Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; or(vii) in the event of Holdco’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Holdco’s shareholders having the right to exchange their ordinary shares of Holdco (“Holdco Ordinary Shares”) for cash, securities or other property subsequent to the Second Closing; provided, however, that in the case of clauses (i) through (vi) these Permitted Transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in this Sponsor Agreement.

(c) The Lock-up in this Section 1.7 shall supersede the lock-up provisions contained in Section 5 of the Insider Letter, which provision in Section 5 of the Insider Letter shall be of no further force or effect with respect to Sponsor.

(d) For purposes of this Section 1.7:

(i) the term “Lock-up Period” means the period beginning on the First Closing Date and ending on the date that is the earliest of (A) one year after the completion of the Second Closing Date and (B) the date on which (1) the closing price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Second Closing or (2) the per share price implied in a change of control transaction is greater than or equal to $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like);

(ii) the term “Lock-up Shares” means the shares of Holdco Ordinary Shares held by Sponsor immediately following the First Closing (other than shares of Holdco Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Holdco Ordinary Shares occurs on or after the Second Closing); and

(iii) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 1.7(b); and

(iv) the term “Insider Letter” means that certain Letter Agreement, dated July 7, 2021, by and among Purchaser, Sponsor, and the other parties thereto, as amended.

Section 1.7 Forfeiture of Sponsor Shares. Sponsor hereby agrees that, in the event that the Minimum Cash Condition is not satisfied and the Company waives such condition, Sponsor shall, immediately prior to the First Merger Effective Time, automatically be deemed to irrevocably transfer to Purchaser, surrender and forfeit (and Sponsor shall take all actions necessary to effect such transfer, surrender and forfeiture) for no consideration an amount of Purchaser Class B Ordinary Shares equal to (a) 50% of the amount of Sponsor’s Purchaser Class B Ordinary Shares as of immediately prior to the First Merger Effective Time multiplied by (b) (i) (A) the amount of cash required to satisfy the Minimum Cash Condition (the “Minimum Cash Amount”) less (B)  the aggregate amount of (1) the cash in the Trust Account at the First Closing after giving effect to the Redemption, plus (2) cash proceeds received or available at or prior to the applicable Closing in respect of debt or equity financing agreements entered into by the Company during the Interim Period (excluding the matters set forth on Schedule 7.2(c) of the Business Combination Agreement and provided that there shall not be double counting of cash proceeds that are received or available) and (3) the aggregate amount expenses of Purchaser, Holdco, the Company and their respective Affiliates incurred prior to the applicable Closing (including, in each case, the Expenses) divided by (ii) the Minimum Cash Amount; provided, that, such amount of Purchaser Class B Ordinary Shares shall be rounded up to the nearest whole Purchaser Class B Ordinary Share.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to Purchaser and the Company as follows:

(a) Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Purchaser Class B Ordinary Shares and Purchaser Warrants reflected across Sponsor’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Class B Ordinary Shares or Purchaser Warrants (other than transfer restrictions under the Securities Act)) affecting any such Purchaser Class B Ordinary Shares or Purchaser Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Purchaser Organizational Documents, (iii) the Business Combination Agreement or (iv) any applicable securities Laws. The Purchaser Class B Ordinary Shares and Purchaser Warrants reflected across from Sponsor’s name on Schedule I hereto are the only equity securities in Purchaser owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of Sponsor’s Purchaser Class B Ordinary Shares or Purchaser Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Purchaser Class B Ordinary Shares or Purchaser Warrants, except as provided hereunder. Other than the Purchaser Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of Purchaser.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s Covered Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by Sponsor, for which Purchaser or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither Sponsor nor any anyone related by blood, marriage or adoption to Sponsor or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Purchaser or its Subsidiaries.

(g) Acknowledgment. Sponsor understands and acknowledges that each of Purchaser and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Second Closing, (b) the liquidation of Purchaser and (c) the written agreement of the Sponsor, Purchaser, and the Company (such date, the “Termination Date”). Upon the Termination Date, all obligations of the Parties will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to the Termination Date. Notwithstanding the foregoing, Section 1.6 and this ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law; Waiver of Jury Trial.

(a) This Sponsor Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.

(b) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.3 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.4 Arbitration. Any and all disputes, controversies or claims arising out of, relating to, or in connection with this Sponsor Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (a “Dispute”) shall be finally resolved by arbitration under the Rules of Arbitration of the ICC (the “ICC Rules”). To the extent that the ICC Rules and this Sponsor Agreement are in conflict, the terms of this Agreement shall control. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English. The tribunal shall consist of three arbitrators. The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by the agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within fifteen (15) days of the nomination date of the second arbitrator, the third arbitrator shall be promptly selected and appointed by the ICC. The arbitrators shall decide the Dispute in accordance with the substantive law of the state of New York. The proceedings shall be streamlined and efficient. An arbitration award rendered by the tribunal shall be final and binding on the parties to the Dispute. Judgment on the award may be entered in any court having jurisdiction thereof.

Section 3.5 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Purchaser, the Company and Sponsor.

Section 3.6 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.7 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Purchaser:

Agrico Acquisition Corp.
Boundary Hall, Cricket Square

Grand Cayman, KY1-1102, Cayman Islands
Attention: Brent de Jong
Email: brent@dejongcapital.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

If to the Company:

Kalera AS
8440 Tradeport Dr Suite 102

Orlando, FL 32827
Attention: Curtis McWilliams
Email: Curtis.McWilliams@kalera.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn:	David Dixter
Iliana Ongun
Email:	ddixter@milbank.com
iongun@milbank.com

If to Sponsor:

To Sponsor’s address set forth in Schedule I

Section 3.8 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.9 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Sponsor, Purchaser, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

DJCAAC LLC

By:	/s/ Brent de Jong
	Name:	Brent de Jong
	Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

PURCHASER:

Agrico Acquisition Corp.

By:	/s/ Brent de Jong
	Name:	Brent de Jong
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

Kalera AS

By:	/s/ Curtis McWilliams
	Name:	Curtis McWilliams
	Title:	Interim Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Purchaser Class B Ordinary Shares and Purchaser Warrants

Sponsor	Purchaser Class B Common Stock	Purchaser Warrants
DJCAAC, LLC	3,593,750	6,171,875

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Insider Letter

2.	Registration Rights Agreement of Purchaser, dated July 7, 2021

3.	Indemnification Agreement, dated July 7, 2021, by and among Purchaser and the parties signatory thereto

4.	Private Placement Warrants Purchase Agreement, dated July 7, 2021, by and between Purchaser and Sponsor

5.	Share Escrow Agreement, dated July 7, 2021, by and among Purchaser, Sponsor, and Continental Stock Transfer & Trust Company, LLC

6.	Administrative Support Agreement, dated July 7, 2021, by and between Purchaser and De Jong Capital LLC

[Schedule II to Sponsor Support Agreement]